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Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 2, 1996 accompanying the financial statements of The Manufacturers Life Insurance Company of America and to the use of our report dated February 2, 1996 accompanying the financial statements of Separate Account Two of The Manufacturers Life Insurance Company of America, in Post-Effective Amendment No. 16 to the Registration Statement No. 33-14499 on Form N-4 and related prospectus of Separate Account Two of The Manufacturers Life Insurance Company of America.

                               Ernst & Young LLP

                               ERNST & YOUNG LLP

Philadelphia, Pennsylvania
December 13, 1996